Exhibit 21

                              LIST OF SUBSIDIARIES


KANEB SERVICES, INC.
CORPORATE
INSURERS LTD
KANEB INVESTMENT MANAGEMENT, INC.
Kaneb Investment, L.L.C.
KANEB (BVI) CORP.
FURMANITE GERMANY, INC.
Management Services Furmanite Holding GmbH
Furmanite Technische Dienstleisfungen GmbH (formerly Zweipack GmbH) Furmanite Industrie Service GmbH
KANEB EQUIPMENT LEASING COMPANY, INC.
Furmanite Equipment Leasing Company, Inc.
KANEB INFORMATION SERVICES, INC.
Kaneb Information Technologies, Inc.
InformaTech, Inc.
GreenTree Software and Services, Inc.
Ellsworth Associates, Inc.
Ellsworth Medical Services, Inc.
National Asset Acceptance, Inc.
Asset Based Lenders, Inc.
National Asset Information Services, Inc.
Fields Financial Services, Inc. (formerly Kaneb Metering Corp.) Fields Data Management
CPIA, Inc.
Viata Corporation
FURMANITE WORLDWIDE, INC. (formerly Kaneb International, Inc.) Furmanite America Inc.
Kaneb Energy Canada, Ltd.
Furmanite Offshore Services, Inc.
Furmanite Australia Pty Ltd (formerly Denon Pty Ltd)
Furmanite V & P Engineering Ltd (formerly V & P Engineering Ltd) Furmanite Holding AS
Furmanite AS (Norway)
CMS:  Corrision Monitoring Services AS
Furmanite SA
Furmanite NV
Metalock NV (Belgium)
Furmeta Holding BV
Metaholding BV
Metalock BV
Furmanite BV
Furmanite East Asia Ltd (Hong Kong)
Furmanite Singapore PTE Ltd.
Furmanite plc (formerly Kaneb UK plc)
Furmanite 1986 LTD
Furmanite International LTD
KANEB PIPE LINE COMPANY
Kaneb Pipe Line Partners, L.P.
Kaneb Pipe Line Operating Partnership, L.P.
Support Terminal Operating Partnership, L.P.
ST Services Ltd
ST Eastham  Ltd.
ST Linden Terminal, LLC
Support Terminal Services, Inc.
StanTrans, Inc.
StanTrans Holding, Inc.
StanTrans Partners, L.P.
Kaneb Management Company, Inc.
Diamond K Limited
Kaneb Management, L.L.C.
Martin Oil Corporation
TEXAS ENERGY SERVICES, INC.